Exhibit 10.1

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

This Confidential Waiver and Release Agreement (“Confidential Waiver and Release”) is entered into by and between Kenneth Todd Evans (“Associate”) and Aaron’s, Inc. (the “Company”). The term “Party” or “Parties” as used herein shall refer to Associate, the Company or both, as may be appropriate. This Confidential Waiver and Release is entered into in accordance with the terms of the Executive Severance Pay Plan effective February 1, 2014 (“Executive Severance Plan”).
1.Last Day of Employment. Associate's last day of employment with the Company is March 7, 2014 (“Termination Date”). As of Associate’s Termination Date, Associate is relieved of all further duties and responsibilities and is no longer authorized to transact business or incur any expenses, obligations, or liabilities on behalf of Employer.
2.    Consideration/Severance Pay Benefits. In consideration for signing this Confidential Waiver and Release on or after Associate’s last day of employment and complying with its terms, and provided Associate does not subsequently revoke this Confidential Waiver and Release within the allotted time, the Company agrees to the following, in accordance with the Executive Severance Plan:
a.    Salary Continuation Benefits. The Company shall continue to pay Associate his Annual Base Salary in the gross amount of $300,000.00, less applicable deductions for federal, state and local withholding and other taxes, for a period of 12 months following his Termination Date. These salary continuation benefits shall be paid in accordance with the Company’s standard payroll schedule for the payment of base salary to executives, in substantially equal installments over a period of 12 months. Payment will begin on the sixtieth (60th) day following Associate’s termination of employment, with a lump sum catch-up payment made at that time in an amount equal to the aggregate amount of payments that would have been paid through such date had payments commenced on Associate’s Termination Date.
b.    COBRA. The Company will pay Associate a lump sum payment in the gross amount of $10,967.76 which is equal to the monthly COBRA Charge, multiplied by 12 (the number of months during which the Associate is provided salary continuation payments). The lump sum payment for the COBRA premiums will be paid to Associate on the sixtieth (60th) day following Associate’s Termination Date.
c.    Outstanding Stock Options.     Associate shall be entitled to exercise 3,750 stock options that were vested and exercisable as of February 23, 2014, grant ID # 3076, provided that Associate exercises such options within 30 days of the date of execution of this Confidential Waiver and Release. Any such options not exercised by that date shall terminate. All other options and Restricted Stock Units (“RSUs”) awarded to Associate shall terminate and expire effective as of the Termination Date.

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

If Associate is rehired by the Company or an affiliate of the Company while receiving benefits pursuant to this Confidential Waiver and Release, any remaining, unpaid Severance Pay Benefits shall be forfeited upon rehire, and no additional benefits shall be paid.
3.    No Consideration Absent Execution of this Agreement. Associate understands and agrees that Associate would not receive the consideration specified in Section 2 above, except for Associate’s execution of this Confidential Waiver and Release and the fulfillment of the promises contained herein.

4.    General Waiver and Release of Claims.
a.    Associate, on behalf of Associate, Associate’s heirs, executors, administrators, representatives, successors and assigns knowingly and voluntarily releases and forever discharges the Company, including its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former Associates, attorneys, officers, directors, board members and agents thereof, both individually and in their business capacities, and their Associate benefit plans and programs and their administrators and fiduciaries (collectively, the “Released Parties”), to the full extent permitted by law, of and from any and all claims, known and unknown, asserted and unasserted, which Associate has or may have against the Released Parties as of the date of execution of this Confidential Waiver and Release including, but not limited to, any alleged violation of:
Title VII of the Civil Rights Act of 1964;

The Civil Rights Act of 1991;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Associate Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

The Immigration Reform and Control Act;

The Americans with Disabilities Act of 1990 and the Americans with Disabilities Amendments Act of 2008;

The Age Discrimination in Employment Act of 1967 (“ADEA”);

The Workers Adjustment and Retraining Notification Act;

The Occupational Safety and Health Act;

The Sarbanes-Oxley Act of 2002;

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

The Dodd-Frank Wall Street Reform and Consumer Protection Act;

The Federal Company Whistleblower Protection Act, 12 USC § 1790b;

The Fair Credit Reporting Act;

The Family and Medical Leave Act;

The Equal Pay Act;

The Genetic Information Non-Discrimination Act;

Any state or local employment laws or regulations;

Any state or local anti-discrimination or civil rights statutes;

Any state or local anti-retaliation or whistleblower statutes;

Any state or local wage payment or wage and hour laws;

Any other federal, state or local civil or human rights laws or any other federal, state or local laws, regulations or ordinances;

Any public policy, contract, tort or common law claims; or

Any basis for recovering costs, fees or other expenses including attorneys’ fees incurred in these matters.

b.    Notwithstanding the foregoing, the Parties agree that this general waiver and release does not apply to any claims Associate may have for worker’s compensation benefits, unemployment insurance or indemnification as provided by state law as well as any other claims that cannot lawfully be released. The Company does not make any representation as to Associate’s eligibility for such benefits.
c.    Notwithstanding the foregoing, the Parties agree that this general waiver and release does not apply to any benefits to which Associate may be entitled under the Company’s short and long term disability plans. Associate’s eligibility for such benefits are determined by the terms of such plans and the Company does not make any representation as to Associate’s eligibility for such benefits.

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

5.    Acknowledgements and Affirmations.
a.    Associate affirms that Associate has not filed or caused to be filed and is not a party to any claim, complaint or action against any of the Released Parties in any forum or form, except Associate’s claim for workers’ compensation benefits.
b.    Associate also affirms that Associate has been paid or has received all compensation, wages, bonuses, commissions and benefits to which Associate may be entitled and that no other compensation, wages, bonuses, commissions or benefits are due to Associate, except as specifically otherwise provided in this Agreement.
c.    Associate further affirms that Associate has no known workplace injuries or occupational diseases.
d.    Associate also affirms that Associate has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its officers, directors or Associates including, but not limited to, allegations of fraud.
e.    Associate further affirms that all of the Company’s decisions regarding Associate’s pay and benefits through the date of Associate’s execution of this Confidential Waiver and Release were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.
f.    The Parties acknowledge that this Confidential Waiver and Release does not limit either Party’s right, where applicable, to file or participate in any investigative proceeding of any federal, state or local government agency. To the extent permitted by law, Associate agrees that if such an administrative charge is made, Associate shall not be entitled to recover any individual monetary relief or other individual remedies.
6.    Confidentiality.
a.    Associate agrees that he will not publicize or disclose or cause or knowingly permit or authorize the publicizing or disclosure of the fact of this Confidential Waiver and Release, the contents of this Confidential Waiver and Release or of any negotiations leading up to it (hereafter collectively referred to as “Confidential Information”) to any person, firm, organization or entity of any and every type, public or private, for any reason, at any time, without the prior written consent of the Company unless otherwise compelled by operation of law. The Parties acknowledge their intention that the provisions of this Section create no liability for disclosures made: (i) by persons from public information released prior to Associate’s execution of this Confidential Waiver and Release; (ii) to enforce the terms of this Confidential Waiver and Release; or (iii) as otherwise compelled by operation of law.
b.    The foregoing notwithstanding, Associate acknowledges that the confidentiality provisions of this Section constitute a material inducement to the Company to enter into this Confidential Waiver and Release and represent that Associate

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

has not directly or indirectly disclosed any Confidential Information to any third party prior to Associate’s execution of this Confidential Waiver and Release.
c.    Associate is permitted to disclose the Confidential Information to Associate’s attorneys, accountants and health care providers. However, each such person to whom Associate discloses Confidential Information shall first agree to be bound to the confidentiality provisions hereof and any disclosure of Confidential Information by any such person so informed shall constitute a breach by Associate of Paragraph 6(a) above. Associate also is permitted to disclose the amount of consideration set forth in Section 2 above, as required by law, to governmental taxing authorities. In response to inquiries from third parties which would require the disclosure of Confidential Information, Associate only will state that Associate cannot talk about it.
d.    It is agreed that in the event of a breach of the provisions of this Section 6 by Associate, it would be impractical or extremely difficult to fix actual damages to the Company. Therefore, Associate agrees that in the event of such a breach, Associate shall pay to the Company, as liquidated damages, and not as penalty, the sum of 25% of the amount paid in Section 2, per breach which represents reasonable compensation to the Company for the loss incurred because of such a breach.
7.    Return of Company Property/Information; Pre-Existing Agreements and Restrictive Covenants.
a.    Within seven (7) calendar days of Associate’s last day of employment, Associate will return all Company documents and other property currently in Associate’s possession including, but without limitation, any and all work, notes, reports, files, memoranda, records, cardkey passes, door and file keys, safe combinations, computers, computer access codes, cellular or smart phones, electronic media, instructional or personnel manuals, and other physical or personal property that Associate received or prepared or helped to prepare in connection with Associate’s employment with the Company (collectively, “Company Property”). Associate will not retain copies of any business, proprietary or confidential information in any form, including electronic.
b.    Associate acknowledges and agrees that in the course of Associate’s employment with the Company, Associate has acquired: (i) confidential information including without limitation information received by the Company from third parties, under confidential conditions; (ii) other technical, product, business, financial or customer information from the Company, the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company; or (iii) any other proprietary information or data, including but not limited to customer lists, which Associate may have acquired during Associate’s employment (collectively, “Company Information”). Associate understands and agrees that such Company Information was disclosed to Associate in confidence and for use only by the Company. Associate understands and agrees that Associate: (i) will keep such Company Information confidential at all times, (ii) will not disclose or communicate Company Information to any third party, and (iii) will not make use of Company Information on Associate’s own behalf, or on behalf of any third

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

party. These restrictions on use of Company Information will last for trade secrets as long as such information remains protected and for confidential information which is not trade secrets, for two (2) years from Associate’s last day of employment or for as long as such information is protected from by law. Associate agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Confidential Waiver and Release would cause irreparable damage to the confidential or trade secret status of Company Information and to the Company, and that, therefore, the Company shall be entitled to an injunction prohibiting Associate from any such disclosure, attempted disclosure, violation or threatened violation.
c.    The Parties acknowledge and agree that the terms and conditions set forth in any prior agreement entered into by Associate and the Company regarding proprietary and confidential information shall in no way be altered, modified, enhanced, diminished or amended by this Confidential Waiver and Release, except to the extent that the definition of “Competitive Services” in section 9(b)(i) of this Confidential Waiver and Release shall apply to all such prior agreements and shall supersede and replace any prior definition set forth therein. In addition, except in regards to the definition of Competitive Services, to the extent that any protections of such prior agreement(s) are lesser than those in Section 7b, 8, and 9 herein, then the terms of this Confidential Waiver and Release shall control. The agreement(s) and all restrictive covenants contained therein and/or referenced these Sections shall survive the termination of this Confidential Waiver and Release or other arrangements contained in this Confidential Waiver and Release.
d.    Associate also affirms that Associate is in possession of all of Associate’s property that Associate had at the Company’s premises and that the Company is not in possession of any of Associate’s property.
8.    Non-Disparagement. The Parties agree that they shall not, for a period of one (1) year following the execution of this Agreement, directly or indirectly, for themselves or on behalf of, or in conjunction with, any other person, company, partnership, corporation, business entity or otherwise make any statements that are disparaging or slanderous, to Associate or to Employer, its products, services or associates, including management personnel and board members, including making anonymous electronic postings or use of social media, except as necessary in any legal proceedings or as might be required by law. For purposes of this paragraph a “disparaging” statement is one that is negative to Employer, its products, services, officers or associates, or negative to Associate.
9.    Restrictive Covenants
a.    Acknowledgments.
(i)    Access to Confidential Information: Associate acknowledges and agrees that Associate has been provided and entrusted with Confidential Information (as that term is defined below) during Associate’s employment with the Company, including highly confidential information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement.
(ii)    Valuable Customer, Franchisee and Associate Relationships: Associate acknowledges and agrees that the Company’s relationships and goodwill with its current and prospective customers and franchisees and its Associates are critical to the Company’s long-term success.
(iii)    Potential Unfair Competition: Associate acknowledges and agrees that as a result of Associate’s employment with the Company, knowledge of and access to Confidential Information, and relationships with the Company’s customers, franchisees and Associates, Associate would have an unfair competitive advantage if Associate were to engage in activities in violation of the covenants set forth in this Agreement. Associate further acknowledges and agrees that such covenants are reasonable and necessary to protect the Company’s legitimate business interests.
(iv)    No Undue Hardship: Associate acknowledges and agrees that Associate possesses marketable skills and abilities that will enable Associate to find suitable employment without violating the covenants set forth in this Agreement.
b.    Definitions. The following capitalized terms used in this Confidential Waiver and Release shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
(i)    “Competitive Services” means (1) renting, leasing and/or selling new or reconditioned residential furniture, consumer electronics, computers (including hardware, software and accessories), appliances, household goods and home furnishings; provided, however, that for the purposes of this Confidential Waiver and Release “Competitive Services” shall not include selling new goods or merchandise by Associate or on behalf of or as an employee of any entity or individual that has no involvement in rental, leasing, rent-to-own, or similar activity related to such goods or merchandise either on its own, through a subsidiary or affiliated entity or person, or in partnership with any other entity or person; (2) designing, manufacturing and/or reconditioning of residential furniture of a type especially suited to the leasing, rental and sales business; and (3) providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of Associate’s Termination Date, or during the one (1) year period immediately prior to Associate’s Termination Date.
(ii)    “Competitor” means any Person other than the Company engaged, in whole or in part, in Competitive Services, including, but not by way of limitation, the following entities which Associate acknowledges and agrees directly compete with the Company: Rent-A-Center, Inc. (including, but not limited to, Colortyme); Easyhome, Inc.; Premier Rental-Purchase, Inc.; Discover Rentals; New Avenues, LLC; and Bi-Rite Co., d/b/a Buddy’s Home Furnishings, or any other parent, owner, or affiliated corporate entity or person with any of the listed Companies or trade names above.

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

(iii)    “Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (1) is disclosed to Associate or of which Associate becomes aware as a consequence of Associate’s employment with the Company; (2) has value to the Company; and (3) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by O.C.G.A. § 10-1-761); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; rate and pricing information; product development techniques or plans, including, but not limited to, information on the development, maintenance and use of unique techniques, concepts and knowledge with respect to renting, leasing, and selling practices; and information relating to the machinery, equipment, and processes by which Aaron’s manufactures products for its business; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; information dealing with the nature of customers’ accounts, including the dates on which agreements between Aaron’s and such customers will end and be subject to renewal; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, Associates and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.
(iv)    “Material Contact” means contact between Associate and a customer or potential customer of the Company, or between Associate and a franchisee or potential franchisee of the Company, (1) with whom Associate has or had dealings on behalf of the Company; (2) whose dealings with the Company are or were coordinated or supervised by Associate; (3) about whom Associate obtains Confidential Information in the ordinary course of business as a result of Associate’s employment with the Company; or (4) who receives products or services of the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Associate within the one (1) year prior to Associate’s Termination Date.
(v)    “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

(vi)    “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, Associate, agent, representative or consultant.
(vii)    “Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Associate has had Material Contact on behalf of the Company during Associate’s employment with the Company.
(viii)    “Protected Franchisee” means any Person who is a franchisee of the Company, and with whom Associate has had Material Contact on behalf of the Company during Associate’s employment with the Company.
(ix)    “Protected Work” means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Associate, or by others working with Associate or under Associate’s direction, during the period of Associate’s employment, or conceived, produced or used or intended for use by or on behalf of the Company or its customers.
(x)    “Restricted Period” means any time during Associate’s employment with the Company, as well as one (1) year from Associate’s Termination Date.
(xi)    “Restricted Territory” means the geographic area within fifty (50) miles of any location where Company or a franchisee of Company provides Competitive Services and where Associate worked on behalf of the Company, or for which Associate had responsibility as a manager of the Company, during the one (1) year period preceding the Termination Date (as defined herein).
(xii)    “Restrictive Covenants” means the restrictive covenants contained in Sections b through f hereof.
(xiii)    “Termination” means the termination of Associate’s employment with the Company, for any reason, whether with or without cause, upon the initiative of either party.
(xiv)    “Termination Date” means the date of Associate’s Termination.
c.    Restriction on Disclosure and Use of Confidential Information. Associate agrees that Associate shall not, directly or indirectly, use Confidential Information on Associate’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive Confidential Information. This obligation shall remain

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

in effect for as long as the information or materials in question retain their status as Confidential Information set forth in Section 7 above. Associate further agrees that Associate shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Associate’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Associate shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Associate shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Associate.
d.    Non-Competition. Associate agrees that, during the Restricted Period, Associate will not, without prior written consent of the Company’s Chief Executive Officer, directly or indirectly (i) carry on or engage in any of the Competitive Services which Associate engaged in as an Associate of the Company within the Restricted Territory on Associate’s own behalf or on behalf of any Competitor, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise which business is a Competitor engaged in the provision of Competitive Services within the Restricted Territory.
e.    Non-Solicitation of Protected Customers. Associate agrees that, during the Restricted Period, Associate shall not, without the prior written consent of the Company’s Chief Executive Officer, directly or indirectly, on Associate’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.
f.    Non-Recruitment of Associates. Associate agrees that, during the Restricted Period, Associate shall not, directly or indirectly, whether on Associate’s own behalf or as a Principal or Representative of any Person, solicit or induce, or attempt to solicit or induce, any Associate of the Company to terminate Associate’s employment relationship with the Company or to enter into employment with the Associate or any other Person.
g.    Non-Recruitment of Protected Franchisees. Associate agrees that, during the Restricted Period, Associate shall not, directly or indirectly, whether on Associate’s own behalf or as a Principal or Representative of any Person, solicit or induce, or attempt to solicit or induce, any Protected Franchisee of the Company to terminate its relationship with the Company or to provide Competitive Services on behalf of a Competitor.
h.    Rights and Remedies Upon Breach: The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Associate breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Associate from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Associate understands and agrees that if Associate violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Associate understands and agrees that the Company will be entitled, in addition to any other remedy, to recover from Associate its reasonable costs and attorneys’ fees incurred in enforcing such covenants.
i.    Severability and Modification of Covenants: Associate acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any portion of any of the Restrictive Covenants is found to be invalid or unenforceable because its duration, geographic territory, scope of activities, or information covered is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Associate in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforced to the fullest extent permitted by law.
10.    Nonadmission of Wrongdoing. The Parties agree that neither this Confidential Waiver and Release nor the furnishing of the consideration for this Confidential Waiver and Release shall be deemed or construed at any time for any purpose as an admission by the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.
11.    Job References. Associate shall direct all individuals inquiring about Associate’s employment with the Company to the “Work Number” at 1-800-367-5690, which will follow the Company’s policy by responding with only Associate’s last position and dates of employment. The Company’s Code for the Work Number is 70106.

12.	Consideration and Revocation Periods - Notice.
a.    Associate acknowledges that Associate has been advised to consult with an attorney of Associate’s own choosing before signing this Confidential Waiver and Release, in which Associate waives important rights, including those under the Age Discrimination in Employment Act.

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

b.    By executing this Confidential Waiver and Release, Associate also acknowledges that Associate has been afforded 21 calendar days to consider the meaning and effect of this Confidential Waiver and Release and to discuss the contents and meaning of this Confidential Waiver and Release, as well as the alternatives to signing this Confidential Waiver and Release, with an attorney of Associate’s choosing. Associate agrees that the 21-day consideration period began on the date this Confidential Waiver and Release first was delivered to Associate and that if the Company changes any of the terms of the offer contained in this Confidential Waiver and Release (whether the changes are material or not), the 21-day consideration period shall not be restarted but shall continue without interruption. If the last day of the consideration period falls on a day when the Company’s offices are closed, the consideration period will end the on the next business day.
c.    Associate understands that the releases contained in this Confidential Waiver and Release do not extend to any rights or claims that Associate has under the Age Discrimination in Employment Act that first arise after execution of this Confidential Waiver and Release.
d.    If Associate signs this Confidential Waiver and Release before the 21-day consideration period expires, the 7-day revocation period (described in Section 12(d) below) immediately shall begin. If Associate signs this Confidential Waiver and Release before the 21-day consideration period expires, Associate agrees that Associate knowingly and voluntarily has accepted the shortening of the 21-day consideration period and that the Company has not promised Associate anything or made any representations that are not contained in this Confidential Waiver and Release. In addition, if Associate signs this Confidential Waiver and Release before the 21-day consideration period expires, Associate acknowledges and affirms that the Company has not threatened to withdraw or alter the offer contained in this Confidential Waiver and Release prior to the expiration of the 21-day consideration period.
e.    Associate may revoke this Confidential Waiver and Release for a period of seven (7) calendar days following the date Associate executes this Confidential Waiver and Release. Any revocation during this period must be submitted in writing and state, “I hereby revoke my acceptance of our Confidential Waiver and Release and General Release of All Claims.” The revocation must be directed to Chad Strickland, VP Associate Resources, 309 East Paces Ferry Road, Atlanta, Georgia 30305 and received within seven (7) calendar days after Associate’s execution of this Confidential Waiver and Release. If the last day of the revocation period falls on a day when the Company’s offices are closed, the revocation period will end on the next business day. The foregoing notwithstanding, this Confidential Waiver and Release shall not become effective and enforceable until the seven-day revocation period has expired.
13.    Liens and Attorneys’ Fees/Indemnification.
a.    Associate acknowledges that Associate solely is responsible for any liens made in connection with any services performed on Associate’s behalf by any attorney, consultant, health care providers or other third parties.

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

b.    Associate further acknowledges and agrees that Associate will indemnify the Released Parties for any and all costs any of them incur as a result of any claims made by any attorneys, consultants, health care providers or other third parties to recover monies from the amounts payable to Associate under this Confidential Waiver and Release.
14.    Governing Law, Choice of Forum and Interpretation. This Confidential Waiver and Release shall be governed and conformed in accordance with the laws of the State of Georgia, however, that parole evidence shall not be admissible to alter, vary or supplement the term of this Confidential Waiver and Release. In the event of a breach of any provision of this Confidential Waiver and Release, either Party may institute an action specifically to enforce any term or terms of this Confidential Waiver and Release or seek damages for breach exclusively in the state or federal court within Georgia. Should any provision of this Confidential Waiver and Release be declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision immediately shall become null and void, leaving the remainder of this Confidential Waiver and Release in full force and effect.
15.    Rights and Remedies Upon Breach. In addition to any other remedies identified or otherwise referenced in the Waiver and Release Agreement, Associate acknowledges and agrees that in accordance with the terms of the Executive Severance Plan, if Associate violates any of the provisions in the Waiver and Release Agreement, Associate shall immediately forfeit his right to receive any Severance Pay Benefits, the Company shall have no further obligation to make any payment of Severance Pay Benefits to Associate, and Associate shall be obligated to repay any Severance Pay Benefits already paid pursuant to the Plan.
16.    Amendment. This Confidential Waiver and Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Confidential Waiver and Release.
17.    Miscellaneous.
a.    This Confidential Waiver and Release may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Confidential Waiver and Release or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.
b.    The section headings used in this Confidential Waiver and Release are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.
c.    This Confidential Waiver and Release was the result of negotiations between the Parties and was prepared in accordance with the Executive Severance Pay Plan. In the event of vagueness, ambiguity or uncertainty, this Confidential Waiver and Release shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared it jointly.

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

d.    If Associate or the Company fails to enforce this Confidential Waiver and Release or to insist on performance of any term, that failure does not mean a waiver of that term or of the Confidential Waiver and Release. The Confidential Waiver and Release remains in full force and effect anyway.
e.    The amount of the Consideration set forth in Paragraph 2 payable to Associate that are exempt from Section 409A of the Internal Revenue Code of 1986 may be reduced, in the sole discretion of the Company, by any outstanding debt of Associate to the Company arising out of the employment relationship between Associate and the Company.
f.    To the extent Associate has any vested and/or unvested stock options, Associate’s unvested stock options will be forfeited upon separation of employment. Associate’s stock options which have vested may be exercised in accordance with the applicable Stock Option and Incentive Award Plan Award Agreements.
18.    Entire Agreement. This Confidential Waiver and Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties hereto, except those specifically identified in Paragraph 7(c), which are incorporated herein by reference. Associate acknowledges that Associate has not relied on any representations, promises or agreements of any kind made to Associate in connection with Associate’s decision to accept this Confidential Waiver and Release, except for those set forth in this Confidential Waiver and Release.

HAVING ELECTED TO EXECUTE THIS CONFIDENTIAL WAIVER AND RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION SET FORTH IN SECTION 2 ABOVE, ASSOCIATE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS CONFIDENTIAL WAIVER AND RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS ASSOCIATE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES AS OF THE EXECUTION OF THIS CONFIDENTIAL WAIVER AND RELEASE.

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Confidential Waiver and Release as of the date set forth below:

Executed 4/2/2014	/s/ Kenneth T. Evans
Kenneth Todd Evans
Associate

AARON’S, INC.

Executed 4/14/2014	/s/ D. C. Strickland
David Chad Strickland
Vice President,
Associate Resources